Exhibit 99.1

CTC MEDIA, INC. CONFIRMS FINAL TERMS AND CLOSING DATE OF CASH-OUT MERGER

Moscow, Russia — May 18, 2016 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM) today announced that its previously announced cash-out merger transaction is expected to close at 8:30 a.m. EDT on May 20, 2016. As previously disclosed, the consideration in the merger is expected to be $2.0503 per share, and the total amount available for distribution is expected to be approximately $239 million.

The per share cash consideration is based on the aggregate amount of the Company’s available cash less a cash reserve of $8,796,200 that was determined by the Company’s Board of Directors to be reasonably likely to be sufficient for the Company to satisfy any liabilities, obligations, costs and expenses of the Company that were known or reasonably foreseeable, taking into account the amount of time that may be required under applicable laws before a liquidation of the Company may be effected, divided by the number of shares outstanding (excluding the shares held by Telcrest Investments Ltd.). In the merger, a wholly owned subsidiary of the Company will merge with and into the Company, with the Company surviving. Each holder of the Company’s outstanding common stock as of the effective time of the merger, other than Telcrest, will be entitled to receive the per share cash consideration, and such shares will be cancelled. The shares of common stock held by Telcrest will remain outstanding following the merger, and Telcrest will be the Company’s sole stockholder. The Office of Foreign Assets Control of the U.S. Treasury Department issued a license authorizing CTC Media to proceed with the merger transaction on February 29, 2016. The transaction required a license because of the status of the CTC Media shares held by Telcrest as “blocked property” pursuant to US sanctions. As a result of the merger, the Company will cease to be a publicly traded company.

Stockholders entitled to merger consideration will receive payment of such merger consideration as soon as practicable after the merger consideration is received by Computershare, the Company’s paying agent.  If such stock is held through a brokerage or other investment account, the stockholder’s merger consideration will be paid from Computershare to the operator of such brokerage or other investment account.

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For further information, please contact:

Hudson Sandler

Andrew Hayes +44 (0)20 7796 4133

About CTC Media

CTC Media, Inc. is traded on NASDAQ under the symbol “CTCM”. CTC Media, Inc. holds a 25% interest in CTC Investments, which is a leading Russian content holding.

Caution Concerning Forward-Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among others, statements regarding the timing of the proposed merger transaction. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed or implied by forward-looking statements include those described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on March 31, 2016. Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.